FEDERAL HOME LOAN BANK OF DES MOINES
EMPLOYEE SEVERANCE PAY PLAN
(Adopted September 18, 2014)

SECTION 1.PURPOSE
The purpose of this Federal Home Loan Bank Employee Severance Pay Plan (this "Plan") is to provide severance pay to eligible Participants (as defined below) in accordance with, and subject to the terms and conditions of, this Plan, in order to retain and incentivize Participants and to provide continuity in the operations of the Federal Home Loan Bank of Des Moines (the "Bank"), notwithstanding the possibility, threat, or occurrence of a change in control. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 6 below. This Plan shall be applicable for a two year period following the Date of the Merger between the Bank and another entity.
SECTION 2.    ADMINISTRATION
This Plan shall be approved by the Board or the Human Resources and Compensation Committee of the Board. Except as otherwise expressly provided in this Plan, this Plan shall be administered by the President of the Bank (the "President") and any other individual or individuals to whom the President delegates authority to administer this Plan, subject to such limitations and requirements as the President may impose on such delegated authority (each, as applicable, the "Administrator"). Subject to the terms of this Plan, the Administrator shall have complete discretionary authority (a) to construe and interpret the provisions of this Plan in good faith and in the Administrator’s reasonable judgment and (b) to prescribe such rules, forms and procedures as the Administrator deems necessary or appropriate to administer this Plan. Any determination by the Administrator acting in such capacity hereunder shall be final, binding and conclusive on all persons concerned, subject to FHFA review and non-objection, if and to the extent required.
SECTION 3.    PARTICIPATION
An employee shall be eligible to participate in this Plan until the earlier of (i) the date on which the Participant terminates employment with the Bank for any reason, whether voluntarily or involuntarily, and (ii) the date of payment to the Participant of all Severance Pay payable hereunder.
SECTION 4.    SEVERANCE PAY

(a)	Severance Pay shall be payable to Participants under this Plan following a Payment Event, subject to FHFA review and non-objection if and to the extent required.

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(b)	Severance Pay payable to a Participant shall be paid in a lump sum cash amount by no later than the second regularly scheduled payroll date that follows the date of the Payment Event.

(c)	Severance Pay shall be subject to withholding for all applicable federal, state, local or foreign taxes and any other legally-required withholding.
SECTION 5.    GENERAL
5.1    No Individual Rights; No Right to Continued Employment
(a)    Other than as provided hereunder, no employee or other person shall have any claim or right to participate in this Plan, and the Bank shall have no obligation for uniformity of treatment of Participants under this Plan.
(b)    Nothing in this Plan is to be construed as (i) giving any Participant or any other person rights to employment or continued employment or to any other engagement or relationship with the Bank, or (ii) limiting in any way the Bank's rights to terminate the employment or other engagement, or to modify the provisions of employment or other engagement, of any Participant or any other person.
5.2    Exclusivity
If a Participant receives Severance Pay under this Plan, the Participant may not receive severance pay under any other plan, policy, program, agreement, or the like.

5.3	Assignment; Binding on Successors
(a)    The rights of any Participant to any payments under this Plan may not be assigned, transferred, pledged or encumbered, either voluntarily or by operation of law, and shall not be subject to attachment, bankruptcy, garnishment, levy, execution or other legal or equitable process; provided, however, that in the event of a Participant's death after a Payment Event for which the Participant was eligible to receive Severance Pay but prior to its payment, the payment of such Severance Pay shall inure to the benefit of the Participant's estate.
(b)    This Plan shall be binding on any successors and assigns of the Bank, including without limitation any person, partnership, bank or corporation that may acquire the Bank or the assets of the Bank or with or into which the Bank may be liquidated, consolidated, merged or otherwise combined. In such event, the Bank shall require any successor or assign expressly to assume and agree to perform the Bank's obligations under this Plan in the same manner and to the same extent that the Bank otherwise would be required to perform such obligations.
5.3    No Trust or Fund
This Plan is intended to constitute an "unfunded" plan. Nothing contained herein or in any instrument provided under this Plan shall give any Participant rights to any assets of the Bank or any assets of any acquirer or successor to the Bank or to the Bank's assets that are

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greater than those of an unsecured general creditor of the Bank, nor shall anything in this Plan be construed as establishing a trust or as requiring the Bank to set aside funds to meet its obligations hereunder.
5.4    Section 409A
This Plan and any payments provided hereunder are intended to be exempt from the requirements of Section 409A of the Code ("Section 409A") to the maximum extent possible, pursuant to the involuntary separation pay plan exception described in Treas. Reg. Section 1.409A-1(b)(9)(iii). Notwithstanding anything herein to the contrary, this Plan shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however, that in no event shall the Bank or any of its subsidiaries or affiliates (or any of their successors) be liable for any additional tax, interest or penalty that may be imposed on a Participant pursuant to Section 409A or for any damages incurred by a Participant as a result of this Plan or the payments hereunder failing to comply with, or be exempt from, Section 409A.
5.5    Termination and Amendment of Plan
The Board or the Human Resources and Compensation Committee may terminate this Plan at any time and may amend this Plan, including any appendix or schedule hereto, at any time and from time to time, subject to FHFA review and non-objection if and to the extent required; provided, however, that any proposed termination or amendment of this Plan that would materially adversely affect a Participant's accrued and vested rights, if any, hereunder shall require such Participant's prior written consent before becoming effective with respect to such Participant (except that any amendment to this Plan made for the purpose of obtaining FHFA non-objection shall not be subject to the foregoing consent requirement). Unless earlier terminated, this Plan shall terminate and be of no force or effect automatically upon the date of payment of all Severance Pay payable hereunder.
5.6    Severability
If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Plan, and this Plan shall be construed and enforced as if such provision had not been included herein.
5.7    Requirements of Law
This Plan and any payments hereunder shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies as may be required. The Bank shall have no liability to Participants in the event such approvals cannot be obtained.
5.8    Governing Law
This Plan, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Iowa

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without regard to the conflict of law provisions thereof, unless otherwise preempted by the laws of the United States.
SECTION 6.     DEFINITIONS
6.1    "Board" means the Board of Directors of the Bank.

6.2	"Cause" means the Bank's termination of a Participant's employment because the Participant:

(a)	shall have been convicted of (or pled guilty or nolo contendere to) a felony or any crime involving dishonesty or fraud;

(b)	shall have committed willful acts of misconduct that materially impair the goodwill or business of the Bank or cause material damage to its property, goodwill, or business, monetarily or otherwise;
(c)    shall have a willful and continued failure to perform his or her material duties;

(d)
shall have willfully violated any material policies of the Bank contained in the Bank's Code of Ethics to the extent such acts would provide grounds for a termination for Cause with respect to other employees; or

(f)	was the subject of a regulatory order or directive of judicial determination that the Participant be terminated or the authority of the Participant be materially reduced.
No act or failure to act on the part of the Participant shall be considered "willful" unless it is done, or omitted to be done, by the Participant without reasonable belief that the Participant's action or omission was in the best interest of the Bank. A termination of the Participant's employment for Cause shall be effected in accordance with the following procedures. The Bank shall give the Participant written notice of its intention to terminate the Participant's employment for Cause, setting forth in reasonable detail the specific conduct of the Participant that it considers to constitute Cause and the specific provision(s) of this Plan on which it relies.
6.3    "Code" means the Internal Revenue Code of 1986, as amended from time to time.

6.4	“Date of the Merger” means the consumation of the merger, reorganization or consolidation of the Bank with or into another Federal Home Loan Bank or other entity.
6.5    "FHFA" means the Federal Housing Finance Agency.

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6.6    "Participant" means an employee of the Bank who is in Tiers 3-9 or a senior vice president.

6.7	"Payment Event" means the termination of Participant other than for Cause or Termination by Participant with Good Cause.

6.8	"Severance Pay" means a payment under this Plan to a Participant following a Payment Event for which the Participant is eligible to receive such payment.
6.9    "Section 409A" has the meaning set forth in Section 5.5.

6.9
“Termination by Participant with Good Reason” means termination of employment after a base pay reduction, a reduction in corporate officer title, or a material change by the Bank in the geographic location in which the Participant is required to work.

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FEDERAL HOME LOAN BANK OF DES MOINES
ENHANCED SEVERANCE POLICY PLAN
SCHEDULE OF PAYMENT EVENTS AND SEVERANCE PAY AMOUNTS

Payment Event	Participant Position	Severance Pay Amount*
Termination by Company other than for Cause or Termination by Participant with Good Reason	Tiers 7, 8, and 9
Three weeks of base salary for every year of full service (period of at least 4 weeks and at most 6 months); outplacement services for a period not to exceed 3 months; health and dental continuation during severance period; annual incentive proration

Termination by Company other than for Cause or Termination by Participant with Good Reason	Tiers 3,4,5, 6
Three weeks of base salary for every year of full service (period of at least 8 weeks and at most one year); outplacement services for a period not to exceed six months; health and dental continuation during severance period; annual and deferred (if applicable) incentives proration; deferred earned and unpaid awards for prior periods

Termination by Company other than for Cause or Termination by Participant with Good Reason	Senior Vice Presidents
One and a half years of base salary; outplacement services for a period not to exceed nine months; health and dental continuation during severance period; deferred earned and unpaid awards for prior periods

*    "Base Salary" means a Participant's salary in effect as of the date of the Payment Event without adjustments for any benefits, overtime, deduction or other non-salary forms of compensation.

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